SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

CMGI, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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PRELIMINARY COPY

CMGI, INC.
100 BRICKSTONE SQUARE
ANDOVER, MASSACHUSETTS 01810

November [    ], 2002

Dear CMGI Stockholder:

You are cordially invited to attend the 2002 Annual Meeting of Stockholders (the “Meeting”) of CMGI, Inc., which will be held at The Andover Country Club, 60 Canterbury Street, Andover, Massachusetts 01810, on Tuesday, January 14, 2003, at 9:00 a.m. local time. I look forward to greeting as many of our stockholders as possible.

Details of the business to be conducted at the Meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

Whether or not you plan to attend the Meeting, it is important that your shares be represented and voted at the Meeting. Therefore, I urge you to sign and date the enclosed proxy card and promptly return it in the enclosed envelope so that your shares will be represented at the Meeting. If you so desire, you may withdraw your proxy and vote in person at the Meeting.

We look forward to meeting those of you who will be able to attend the Meeting.

Sincerely,

George A. McMillan
President and Chief Executive Officer

PRELIMINARY COPY

CMGI, INC.
100 BRICKSTONE SQUARE
ANDOVER, MASSACHUSETTS 01810

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD TUESDAY, JANUARY 14, 2003

To the Stockholders of CMGI, Inc.:

NOTICE IS HEREBY GIVEN that the 2002 Annual Meeting of Stockholders (the “Meeting”) of CMGI, Inc. (the “Company”) will be held at The Andover Country Club, 60 Canterbury Street, Andover, Massachusetts 01810, on Tuesday, January 14, 2003, at 9:00 a.m. local time, for the following purposes:

1.  To elect two Class III Directors.

2.  To authorize the Board of Directors, in its discretion, should it deem it to be appropriate and in the best interests of the Company and its stockholders, to amend the Company’s Restated Certificate of Incorporation, as amended, to effect a reverse stock split of the Company’s issued and outstanding shares of Common Stock by a ratio of between 1-for-2 and 1-for-25, inclusive, without further approval or authorization of the Company’s stockholders.

3.  To ratify the appointment of KPMG LLP as the Company’s independent auditors for the current fiscal year.

4.  To transact such other business as may properly come before the Meeting or any adjournments thereof.

The Board of Directors has no knowledge of any other business to be transacted at the Meeting.

Only stockholders of record at the close of business on Tuesday, November 19, 2002 are entitled to notice of, and to vote at, the Meeting and any adjournments thereof. A copy of the Company’s Annual Report to Stockholders for the fiscal year ended July 31, 2002, which contains consolidated financial statements and other information of interest to stockholders, accompanies this Notice and Proxy Statement. All stockholders are cordially invited to attend the Meeting.

By Order of the Board of Directors,

David S. Wetherell, Secretary

Andover, Massachusetts
November [            ], 2002

Admission to the Meeting will be on a first-come, first-served basis. An admission ticket and picture identification will be required to enter the Meeting. Each stockholder will be entitled to bring a guest to the Meeting. For stockholders of record, an admission ticket is attached to the proxy card sent with this Notice and Proxy Statement. Stockholders holding stock in bank or brokerage accounts can obtain an admission ticket in advance by sending a written request, along with proof of ownership of shares (such as a brokerage statement), to the Company’s Office of Investor Relations at CMGI, Inc., 100 Brickstone Square, Andover, Massachusetts 01810. An individual arriving without an admission ticket will not be admitted unless it can be verified that the individual is a CMGI stockholder. Cameras, cell phones, recording equipment and other electronic devices will not be permitted at the Meeting. The Company reserves the right to inspect any persons or items prior to their admission to the Meeting.

YOUR VOTE IS IMPORTANT.
TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

PRELIMINARY COPY

CMGI, INC.
100 BRICKSTONE SQUARE
ANDOVER, MASSACHUSETTS 01810

PROXY STATEMENT
For the Annual Meeting of Stockholders
To Be Held January 14, 2003

General

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of CMGI, Inc., a Delaware corporation (the “Company”), for use at the Company’s 2002 Annual Meeting of Stockholders (the “Meeting”), which will be held at The Andover Country Club, 60 Canterbury Street, Andover, Massachusetts 01810, on Tuesday, January 14, 2003, at 9:00 a.m. local time, and at any adjournments thereof. The Notice of Annual Meeting, this Proxy Statement, the accompanying proxy card and the Company’s Annual Report to Stockholders for the fiscal year ended July 31, 2002 are being mailed to stockholders on or about November [    ], 2002. The Company’s principal executive offices are located at 100 Brickstone Square, Andover, Massachusetts 01810 and its telephone number is (978) 684-3600.

All share numbers and share prices provided in this Proxy Statement have been adjusted to reflect all stock splits effected prior to the date hereof.

Solicitation

The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. The Company may engage a paid proxy solicitor to assist in the solicitation. Copies of solicitation materials will be furnished to brokerage houses, nominees, fiduciaries and custodians to forward to beneficial owners of Common Stock held in their names. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of stock for their reasonable expenses in forwarding solicitation materials to such beneficial owners. In addition to the original solicitation of proxies by mail, the Company’s directors, officers and other employees may, without additional compensation, solicit proxies by telephone, facsimile, electronic communication and personal interviews.

Record Date, Outstanding Shares and Voting Rights

The Board of Directors has fixed Tuesday, November 19, 2002 as the record date for determining holders of the Company’s Common Stock, $.01 par value per share (the “Common Stock”), who are entitled to vote at the Meeting. As of November 19, 2002, the Company had approximately [            ] shares of Common Stock outstanding and entitled to be voted. Each share of Common Stock entitles the record holder to one vote on each matter to be voted upon at the Meeting. A majority of the shares of Common Stock issued and outstanding and entitled to vote at the Meeting will constitute a quorum at the Meeting. Votes withheld, abstentions and broker non-votes shall be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Meeting.

The affirmative vote of the holders of a plurality of the votes cast at the Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the outstanding shares of the Company’s Common Stock is required to authorize the Board of Directors, in its discretion, should it deem it to be appropriate and in the best interests of the Company and its stockholders, to amend the Company’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to effect the reverse stock split of the Company’s issued and outstanding shares of Common Stock. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and voting on the matter is required to ratify the appointment of the Company’s independent auditors.

Shares which abstain from voting on a particular matter and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter (“broker non-votes”) will not be counted as votes in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and broker non-votes will have no effect on the voting for the election of directors, which requires the affirmative vote of a plurality of the votes cast or shares voting on the matter, or on the voting to ratify the appointment of KPMG LLP (“KPMG”) as the Company’s independent auditors, which requires the affirmative vote of a majority of the votes cast or shares voting on the matter. Abstentions and broker non-votes, however, will have the same effect as a vote against the proposal relating to the reverse stock split because approval of each of this proposal requires the affirmative vote of a majority of all outstanding shares of the Company’s Common Stock.

To vote by mail, sign, date and complete the enclosed proxy card and return it in the enclosed envelope. No postage is necessary if the proxy card is mailed in the United States. If you hold your shares through a bank, broker or other nominee, they will give you separate instructions for voting your shares.

Revocability of Proxy and Voting of Shares

Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. The proxy may be revoked by filing with the Secretary of the Company, at the principal executive offices of the Company, 100 Brickstone Square, Andover, Massachusetts 01810, an instrument of revocation or a duly executed proxy bearing a later date. The proxy may also be revoked by attending the Meeting and voting in person. If not revoked, the proxy will be voted at the Meeting in accordance with the stockholder’s instructions indicated on the proxy card. If no instructions are indicated, the proxy will be voted:

•	FOR the election of the two Class III Director nominees named herein;

•
FOR the approval of the proposal to authorize the Board of Directors, in its discretion, should it deem it to be appropriate and in the best interests of the Company and its stockholders, to amend the Certificate of Incorporation to effect a reverse stock split of the Company’s Common Stock by a ratio of between 1-for-2 and 1-for-25, inclusive, without further approval or authorization of the Company’s stockholders;

•	FOR the ratification of the appointment of KPMG LLP as the Company’s independent auditors for the current fiscal year; and

•	In accordance with the judgment of the proxy holders as to any other matter that may be properly brought before the Meeting or any adjournments thereof.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information, as of September 30, 2002, with respect to the beneficial ownership of shares of Common Stock by (i) each person known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) the directors of the Company, (iii) all individuals who served as the Chief Executive Officer during the fiscal year ended July 31, 2002, the four other most highly compensated executive officers who were serving as executive officers on July 31, 2002 and a former executive officer (the “Named Executive Officers”), and (iv) all current executive officers and directors of the Company, as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)
	Number of Shares	Percent of Class(2)
5% Stockholders
Hewlett-Packard Company(3)	24,249,767	6.2%

Directors
David S. Wetherell(4)	30,652,909	7.7%
Anthony J. Bay(5)	11,111	*
Virginia G. Bonker(6)	99,999	*
Jonathan Kraft(7)	108,888	*
Peter J. McDonald(8)	97,187	*
George A. McMillan(9)	666,864	*

Other Named Executive Officers
James J. Barnett(10)	135,416	*
Patricia Gilligan	—	*
Peter L. Gray(11)	112,404	*
Thomas W. Oberdorf	—	*
David S. Andonian(12)	154,172	*
All current executive officers and directors, as a group (10 persons)(13)	31,884,778	8.0%

*	Less than 1%
(1)
The number of shares beneficially owned by each director, executive officer and stockholder is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after September 30, 2002 through the exercise of any stock option or other right (“Presently Exercisable Options”). The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.

(2)	Number of shares deemed outstanding includes 392,675,868 shares of Common Stock as of September 30, 2002, plus any shares subject to Presently Exercisable Options held by the person in question.
(3)
Based on the information provided by Hewlett-Packard Company (“H-P”) in its Form 13-F for the quarter ended June 30, 2002 filed with the SEC on August 5, 2002. The address of H-P is 3000 Hanover Street, Palo Alto, CA 94304.

(4)
Includes 4,929,273 shares which may be acquired by Mr. Wetherell pursuant to Presently Exercisable Options. Also includes 16,932,672 shares held by a limited liability company of which Mr. Wetherell owns a membership interest and which is managed by a limited liability company of which Mr. Wetherell is a manager. Mr. Wetherell disclaims beneficial ownership with respect to a total of 16,932,672 shares. Mr. Wetherell’s address is c/o CMGI, Inc., 100 Brickstone Square, Andover, MA 01810.

(5)	Consists of shares which may be acquired by Mr. Bay pursuant to Presently Exercisable Options.
(6)	Consists of shares which may be acquired by Ms. Bonker pursuant to Presently Exercisable Options.
(7)	Includes 88,888 shares which may be acquired by Mr. Kraft pursuant to Presently Exercisable Options.
(8)	Includes 96,887 shares which may be acquired by Mr. McDonald pursuant to Presently Exercisable Options.
(9)	Includes 666,664 shares which may be acquired by Mr. McMillan pursuant to Presently Exercisable Options.
(10)
Consists of shares which may be acquired by Mr. Barnett pursuant to Presently Exercisable Options. In addition, on January 14, 2002 and pursuant to his offer letter, Mr. Barnett was granted an option to purchase 1,000,000 shares of common stock of AltaVista Company (“AltaVista”), a subsidiary of the Company (assuming 20,000,000 shares issued and outstanding on a fully diluted basis). Mr. Barnett is deemed the beneficial owner of 388,888 shares of common stock of AltaVista (assuming 20,000,000 shares issued and outstanding on a fully diluted basis), all of which shares may be acquired by Mr. Barnett pursuant to Presently Exercisable Options. These shares represent approximately 2% of the voting power of the outstanding capital stock of AltaVista (assuming 20,000,000 shares issued and outstanding on a fully diluted basis).

(11)	Includes 112,290 shares which may be acquired by Mr. Gray pursuant to Presently Exercisable Options.
(12)	Mr. Andonian was the President and Chief Operating Officer of the Company until June 2002. Includes 150,000 shares which may be acquired by Mr. Andonian pursuant to Presently Exercisable Options.
(13)	Includes 6,140,528 shares which may be acquired pursuant to Presently Exercisable Options. Also includes the shares disclaimed by Mr. Wetherell as described in note 4 above.

PROPOSAL 1

ELECTION OF DIRECTORS

The current Board of Directors has six members and is divided into three classes. A class of directors is elected each year for a three-year term. The current term of the Company’s Class III Directors will expire at this Meeting. The nominees for Class III Director are Jonathan Kraft and David S. Wetherell, both of whom currently serve as Class III Directors and are available for re-election. The Class III Directors elected at this Meeting will each serve for a term of three years that will expire at the Company’s 2005 Annual Meeting of Stockholders and until his successor is elected and qualified. The persons named as proxies will vote for each of Messrs. Kraft and Wetherell for election to the Board as Class III Director unless the proxy card is marked otherwise.

Messrs. Kraft and Wetherell have each indicated his willingness to serve, if elected; however, if he should be unable to serve, the persons named as proxies may vote the proxy for a substitute nominee. The Board has no reason to believe that either nominee will be unable to serve if elected.

The Board of Directors recommends that the stockholders vote FOR each of the Nominees listed below.

Biographical and certain other information concerning the directors of the Company and the nominee for director is set forth below:

Class III Director Nominees for Election for a Three-Year Term Expiring at the 2005 Annual Meeting

David S. Wetherell, age 48. Mr. Wetherell has served as Chairman of the Board and Secretary of the Company since 1986 and served as Chief Executive Officer of the Company from 1986 to March 2002. From 1986 to July 2001, Mr. Wetherell also served as President of the Company.

Jonathan Kraft, age 38. Mr. Kraft has served as a director of the Company since July 2001. Mr. Kraft has served as President and Chief Operating Officer of The Kraft Group, a private holding company comprised of companies involved in the paper and packaging industries, sports and entertainment and private equity investing, since January 1997. Mr. Kraft also serves as Vice Chairman of the New England Patriots, a National Football League franchise. Mr. Kraft also serves on the Board of Directors of Carmel Container Systems, Ltd.

Class I Directors Continuing in Office until the 2003 Annual Meeting

Peter J. McDonald, age 52. Mr. McDonald has served as a director of the Company since April 2001. Mr. McDonald has served as Senior Vice President of R.H. Donnelley, an independent marketer of yellow pages advertising, and President of Donnelley Media, a division of R.H. Donnelley, since September 2002. Mr. McDonald served as President and Chief Executive Officer of the Yellow Pages Division of SBC Communications, Inc. from October 1999 to April 2000. From September 1994 to October 1999, Mr. McDonald served as President and Chief Executive Officer of the Ameritech Publishing Division of Ameritech Corporation.

George A. McMillan, age 48. Mr. McMillan has served as a director of the Company since March 2002. Mr. McMillan has served as Chief Executive Officer of the Company since March 2002 and President since June 2002. From July 2001 to March 2002, Mr. McMillan served as Chief Financial Officer and Treasurer of the Company. From 1997 to July 2001, Mr. McMillan served as President and Chief Operating Officer of BMG Direct, a unit of Bertelsmann AG consisting of BMG Music Service and CDNOW. From 1993 to 1997, Mr. McMillan served as Chief Operating Officer and Chief Financial Officer of Renaissance Solutions, Inc., an IT and management consulting firm.

Class II Directors Continuing in Office until the 2004 Annual Meeting

Anthony J. Bay, age 47. Mr. Bay has served as a director of the Company since September 2002. Mr. Bay is a private venture capital investor and advisor to technology companies. From 1994 to 2000, Mr. Bay worked for

Microsoft Corporation, last serving as Vice President and General Manager of Microsoft’s Digital Media Division and a member of Microsoft’s executive staff. Mr. Bay also serves on the Board of Directors of Loudeye Corp.

Virginia G. Bonker, age 38. Ms. Bonker has served as a director of the Company since April 2001. Ms. Bonker is the co-founder and General Partner of Blue Rock Capital Management Corporation, a venture capital firm that invests in information technology and service businesses.

Board and Committee Meetings

During the fiscal year ended July 31, 2002 (“fiscal 2002”), the Board of Directors held 17 meetings (including by telephone conference). During fiscal 2002, each incumbent director attended at least 75% of the meetings of the Board and of the committees on which he or she served.

The Board of Directors has an Audit Committee, which assists the Board of Directors in fulfilling its responsibilities to stockholders concerning the Company’s financial reporting and internal controls, and facilitates open communication among the Audit Committee, Board of Directors, outside auditors and management. The Audit Committee discusses with management and the outside auditor the financial information developed by the Company, the Company’s systems of internal controls and the Company’s audit process. The Audit Committee recommends to the Board each fiscal year the independent auditors who will audit the books of the Company for that year. The independent auditors meet with the Audit Committee (both with and without the presence of the Company’s management) to review and discuss various matters pertaining to the audit, including the Company’s financial statements, the report of the independent auditors on the results, scope and terms of their work, and their recommendations concerning the financial practices, controls, procedures and policies employed by the Company. The Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee consists of Virginia G. Bonker, Jonathan Kraft and Peter J. McDonald, each of whom is independent as defined under Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards. The Audit Committee met four times during fiscal 2002.

The Board of Directors has a Human Resources and Compensation Committee, which administers the Company’s 2002 Non-Officer Employee Stock Incentive Plan, 2000 Stock Incentive Plan, 1986 Stock Option Plan and Employee Stock Purchase Plan, as well as the Company’s cash incentive plans and performance-based stock options. The Human Resources and Compensation Committee approves salaries, bonuses and other compensation arrangements and policies for the Company’s officers, including the chief executive officer. The Human Resources and Compensation Committee consists of Anthony J. Bay, Virginia G. Bonker and Peter J. McDonald. The Human Resources and Compensation Committee met ten times during fiscal 2002.

The Board of Directors has a Governance Committee, which makes recommendations to the Board of Directors concerning all facets of the director-nominee selection process. Stockholders wishing to propose director candidates for consideration by the Governance Committee may do so by writing to the Secretary of the Company and providing information specified in the Company’s By-Laws, including the candidate’s name, biographical data and qualifications. The Company’s By-Laws set forth further requirements for stockholders wishing to nominate director candidates for consideration by stockholders including, among other things, that a stockholder must give timely written notice of an intent to make such a nomination to the Secretary of the Company. See “Proposals of Stockholders for 2003 Annual Meeting.” The Governance Committee consists of Anthony J. Bay, Virginia G. Bonker, Jonathan Kraft and Peter J. McDonald. The Governance Committee met one time during fiscal 2002.

PROPOSAL 2

TO AUTHORIZE THE BOARD OF DIRECTORS, IN ITS DISCRETION, SHOULD IT DEEM IT TO BE APPROPRIATE AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY’S ISSUED AND OUTSTANDING SHARES OF COMMON STOCK BY A RATIO OF BETWEEN 1-FOR-2 AND 1-FOR-25, INCLUSIVE, WITHOUT FURTHER APPROVAL OR AUTHORIZATION OF THE COMPANY’S STOCKHOLDERS

General

The Company may consider effecting a reverse stock split on or prior to the date of the Company’s next annual meeting of stockholders following the Meeting if such action is deemed appropriate and in the best interests of the Company and its stockholders. Such action may be taken, among other reasons, in order to preserve the listing of the Company’s Common Stock on the Nasdaq SmallCap Market, to meet listing requirements for other trading markets or exchanges, or for reasons related to capital markets generally, including attracting institutional investors. Given the time and expense associated with convening a special meeting of stockholders, which would be required to consider this issue at a later time, the Board of Directors has determined that it is most efficient and in the best interests of the Company’s stockholders to seek approval and authorization of a reverse stock split at this Meeting. If this proposal is approved by the Company’s stockholders at the Meeting or at an adjournment thereof, the Board of Directors would then have the discretion to implement a reverse stock split, within the parameters of the authority granted at this Meeting, at any time on or prior to the date of the Company’s next annual meeting of stockholders following the Meeting, without seeking further approval or authorization of the Company’s stockholders.

The Company’s stockholders are being asked to approve the reverse stock split proposal at the ratio of between 1-for-2 and 1-for-25, inclusive. The Board of Directors has adopted a resolution, (i) declaring the advisability of a reverse stock split by a ratio of between 1-for-2 and 1-for-25, inclusive, subject to stockholder approval, (ii) in connection therewith, amending the Company’s Certificate of Incorporation to effect such a reverse stock split, subject to stockholder approval, and (iii) authorizing any other action it deems necessary to effect such a reverse stock split, without further approval or authorization of the Company’s stockholders, at any time on or prior to the Company’s next annual meeting of stockholders following the Meeting. The Board of Directors may subsequently effect, in its discretion, a reverse stock split within the range approved by the stockholders based on its determination that such reverse stock split is in the best interests of stockholders.

If approved by the Company’s stockholders, and the Board of Directors determines that a reverse stock split is appropriate and in the best interests of the Company and its stockholders, the proposed reverse stock split could become effective on any date selected by the Board of Directors on or prior to the date of the date of the Company’s next annual meeting of stockholders following the Meeting. The Board of Directors may only effect one of the proposed reverse stock splits within the range approved. Moreover, the Board of Directors reserves the right, even after stockholder approval, to forego effecting a reverse stock split if such action is determined not to be in the best interests of the Company and its stockholders. If the reverse stock split approved by the stockholders is subsequently not implemented by the Board of Directors and effected by the next annual meeting of stockholders following the Meeting, the proposal will be deemed abandoned, without any further effect. In such case, the Board of Directors may again seek stockholder approval at a future date for a reverse stock split if it deems a reverse stock split to be advisable at that time.

Contingent on approval of this proposal by the requisite vote of the Company’s stockholders and thereafter implementation by the Board of Directors, upon filing of an amendment to the Company’s Certificate of Incorporation with the Secretary of State of the State of Delaware, the reverse stock split would be effective.

Reasons for the Proposed Reverse Split

The primary reason for implementing a reverse split would be to attempt to increase the per share market price of the Common Stock. In July 2002, the Company was notified by the Nasdaq Stock Market that, based upon its review of price data for the Company’s Common Stock, the closing bid price for the Company’s Common Stock was less than $1.00 per share during the relevant review period, which was a requirement for continued inclusion of the Company’s securities on the Nasdaq National Market. On November 1, 2002, the listing of the Company’s Common Stock transferred from the Nasdaq National Market to the Nasdaq SmallCap Market. The Nasdaq SmallCap Market, like the Nasdaq National Market, requires a minimum bid price per share of $1.00 for continued listing. In connection with the transfer to the Nasdaq SmallCap Market, the Company is required to demonstrate compliance with the minimum price requirement by December 31, 2002. The Company believes that at such time, if the minimum price requirement is not met, the Nasdaq staff may determine that a 180-day grace period to June 30, 2003 is in order, since such grace periods are granted if other initial listing requirements are met (for example, one initial listing requirement is that the Company have a market capitalization of at least $50 million, which it currently has). The Board of Directors anticipates that a reverse split, if implemented, would have the effect of increasing, proportionately, the trading prices of the Company’s shares, which could result in a share price high enough to satisfy this Nasdaq SmallCap Market minimum price requirement. There can be no assurance, however, that the Company would be able to maintain the listing of the Company’s Common Stock on the Nasdaq SmallCap Market even if a reverse split results in a bid price for the Company’s Common Stock that exceeds $1.00 per share.

The Board of Directors believes that the current low price of the Company’s Common Stock, which it believes is due in part to the overall weakness in the economy in general and in the market for Nasdaq-listed companies in particular, has had a negative effect on the marketability of the issued and outstanding shares, the amount and percentage of transaction costs paid by individual stockholders and the potential ability of the Company to raise capital by issuing additional shares of its Common Stock. The Board believes there are several reasons for these effects. First, certain institutional investors have internal policies preventing the purchase of low-priced stocks. Moreover, a variety of policies and practices of broker-dealers discourage individual brokers within those firms from dealing in low-priced stocks. Second, because the brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current share price of the Company’s Common Stock can result in individual stockholders paying transaction costs (commissions, markups or markdowns) which are a higher percentage of their total share value than would be the case if the Company’s share price were substantially higher. This factor is also believed to limit the willingness of institutions to purchase the Company’s Common Stock.

The Board of Directors anticipates that a reverse split would result in a bid price for the Company’s Common Stock in excess of $1.00 per share. The Board also believes that the decrease in the number of shares of the Company’s Common Stock outstanding as a consequence of a reverse split, and the anticipated related increase in the price of the Company’s Common Stock, could encourage interest in the Company’s Common Stock and possibly promote greater liquidity for the Company’s stockholders, although such liquidity could be adversely affected by the reduced number of shares outstanding after a reverse split. In addition, although any increase in the market price of the Company’s Common Stock resulting from a reverse split may be proportionately less than the decrease in the number of outstanding shares, a reverse split could result in a market price for the shares that would be high enough to overcome the reluctance, policies and practices of brokers and investors referred to above and to diminish the adverse impact of trading commissions on the market for the shares.

There can be no assurances, however, that if a reverse split were implemented, the foregoing events would occur, or that the market price of the Company’s Common Stock immediately after such a reverse split would be maintained for any period of time. Moreover, there can be no assurance that the market price of the Company’s Common Stock after a reverse split would adjust to reflect the conversion ratio (e.g., if the market price is $0.50 before a reverse split and the ratio is one (1) new share for every ten (10) shares outstanding there can be no assurance that the market price for such share immediately after the reverse split would be $5.00 (10 x $0.50)); or that the market price following a reverse split would either exceed or remain in excess of the then current market price.

Principal Effects of the Proposed Reverse Split

If the proposed reverse stock split is approved at the Meeting and the Board of Directors determines that a reverse stock split is appropriate and in the best interests of the Company and its stockholders and elects to effect a reverse stock split, each outstanding share of the Company’s Common Stock would immediately and automatically be changed, as of the effective date of the reverse split, into the proportionate number of shares of the Company’s Common Stock and the number of shares of the Company’s Common Stock subject to outstanding options and warrants issued by the Company would be reduced proportionately and the respective exercise prices would be increased proportionately.

No fractional shares of the Company’s Common Stock would be issued by the Company in connection with a reverse split. Holders of the Company’s Common Stock who would otherwise receive a fractional share of the Company’s Common Stock pursuant to the reverse split would receive cash in lieu of the fractional share as explained more fully below.

The par value of the Company’s Common Stock would remain unchanged at $.01 per share, and the number of authorized shares of the Company’s Common Stock would remain unchanged.

If the reverse split is approved at the Meeting and effected by the Board of Directors, the Board of Directors would fix a record date for the determination of shares subject to the reverse split. As of November 19, 2002, the record date for the Meeting, there were [            ] shares of the Company’s Common Stock issued and outstanding. If additional shares of the Company’s Common Stock are issued or redeemed prior to the effective date of the reverse split, the actual number of shares issued and outstanding before and after the reverse split would increase or decrease accordingly.

Because the reverse split would apply to all issued and outstanding shares of the Company’s Common Stock and outstanding rights to purchase the Company’s Common Stock or to convert other securities into the Company’s Common Stock, the proposed reverse split would not alter the relative rights and preferences of existing stockholders. The reverse split would, however, effectively increase the number of shares of the Company’s Common Stock available for future issuances by the Board of Directors.

If the proposed reverse split is approved at the Meeting and effected by the Board of Directors, some stockholders may consequently own less than one hundred shares of the Company’s Common Stock. A purchase or sale of less than one hundred shares (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those stockholders who own less than one hundred shares following implementation of a reverse split may be required to pay higher transaction costs should they subsequently determine to sell their shares of Common Stock.

If a reverse split is approved by the requisite vote of the stockholders, stockholders have no right under Delaware law or the Company’s Certificate of Incorporation or By-Laws to dissent from a reverse stock split or to dissent from the payment of cash in lieu of issuing fractional shares.

Cash Payment in Lieu of Fractional Shares

If the proposed reverse split is approved at the Meeting and effected by the Board of Directors, in lieu of any fractional shares to which a holder of the Company’s Common Stock would otherwise be entitled as a result of such reverse split, the Company would pay cash equal to the fair value of the Company’s Common Stock as determined by the Board of Directors at the effective time of the reverse split.

Federal Income Tax Consequences

The following description of the material federal income tax consequences of a reverse split is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this Proxy Statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of a reverse split. This discussion is for general information only and does not discuss the tax consequences which may apply to special classes of taxpayers (e.g., non-resident aliens, broker/dealers or insurance companies). The state and local tax consequences of a reverse split may vary significantly as to each stockholder, depending upon the jurisdiction in which such stockholder resides. Stockholders are urged to consult their own tax advisors to determine the particular consequences to them.

In general, the federal income tax consequences of a reverse split will vary among stockholders depending upon whether they receive cash for fractional shares or solely a reduced number of shares of the Company’s Common Stock in exchange for their old shares of the Company’s Common Stock. The Company believes that because a reverse split would not be part of a plan to increase periodically a stockholder’s proportionate interest in the Company’s assets or earnings and profits, the reverse split would likely have the following federal income tax effects:

A stockholder who receives solely a reduced number of shares of the Company’s Common Stock would not recognize gain or loss. In the aggregate, such a stockholder’s basis in the reduced number of shares of the Company’s Common Stock would equal the stockholder’s basis in its old shares of the Company’s Common Stock.

A stockholder who receives cash in lieu of a fractional share as a result of the reverse split would generally be treated as having received the payment as a distribution in redemption of the fractional share, as provided in Section 302(a) of the Code, which distribution would be taxed as either a distribution under Section 301 of the Code or an exchange to such stockholder, depending on that stockholder’s particular facts and circumstances. Generally, a stockholder receiving such a payment should recognize gain or loss equal to the difference, if any, between the amount of cash received and the stockholder’s basis in the fractional share. In the aggregate, such a stockholder’s basis in the reduced number of shares of the Company’s Common Stock will equal the stockholder’s basis in its old shares of the Company’s Common Stock decreased by the basis allocated to the fractional share for which such stockholder is entitled to receive cash.

The Company would not recognize any gain or loss as a result of a reverse split.

Board Discretion to Implement the Proposed Reverse Stock Split

If the proposed reverse split is approved at the Meeting, the Board of Directors may, in its discretion, should it deem it to be appropriate and in the best interests of the Company and its stockholders, at any time prior to the date of the Company’s next annual meeting of stockholders following the Meeting, authorize the reverse split and file the amendment to the Company’s Certificate of Incorporation with the Secretary of State of the State of Delaware. The form of amendment is attached as Appendix 1 to this Proxy Statement and would be tailored to the specific reverse split ratio to be effected. The determination by the Board of Directors to implement a reverse split of the Company’s Common Stock will be based on a number of factors, including continuing to preserve the listing of the Company’s Common Stock on the Nasdaq SmallCap Market, meeting listing requirements for other trading markets or exchanges, or for other reasons related to the Company’s capital markets needs generally, including attracting institutional investors. If the Board of Directors determines to implement the reverse split of the Company’s Common Stock, the ratio chosen by the Board of Directors will depend on a number of factors, including market conditions, existing and expected trading prices for the Company’s Common Stock and the likely effect of business developments on the market price for the Company’s Common Stock. Notwithstanding approval of the reverse split at the Meeting, the Board of Directors may, in its discretion, determine not to implement the reverse split.

The Board of Directors recommends a vote FOR the proposal to authorize the Board of Directors, in its discretion, should it deem it to be appropriate and in the best interests of the Company and its stockholders, to effect the reverse stock split of the Company’s Common Stock by a ratio of between 1-for-2 and 1-for-25, inclusive, at any time on or prior to the date of the Company’s next annual meeting of stockholders following the Meeting, without further approval or authorization of the Company’s stockholders.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF AUDITORS

The Board of Directors has appointed KPMG LLP, independent auditors, to audit the Company’s consolidated financial statements for the fiscal year ending July 31, 2003, and recommends that the stockholders vote for ratification of such appointment. If the stockholders do not ratify the selection of KPMG as the Company’s independent auditors, the selection of such auditors will be reconsidered by the Board of Directors. A representative of KPMG, which served as the Company’s auditors in fiscal 2002, is expected to be present at the Meeting to be available to respond to appropriate questions from stockholders and to make a statement if he or she desires to do so.

The Board of Directors recommends that the stockholders vote FOR the ratification of KPMG LLP to serve as the Company’s independent auditors for the current fiscal year.

ADDITIONAL INFORMATION

Management

Officers are elected annually by the Board and serve at the discretion of the Board. Set forth below is information regarding the current executive officers of the Company.

Name	Age	Position
David S. Wetherell	48	Chairman of the Board of Directors and Secretary
George A. McMillan	48	President and Chief Executive Officer
Thomas W. Oberdorf	45	Chief Financial Officer and Treasurer
Peter L. Gray	34	Executive Vice President and General Counsel
James J. Barnett	44	President and Chief Executive Officer, AltaVista Company
Christian Feuer	44	President and Chief Executive Officer, uBid, Inc.

David S. Wetherell has served as Chairman of the Board and Secretary of the Company since 1986. From 1986 to March 2002, Mr. Wetherell served as Chief Executive Officer of the Company. From 1986 to July 2001, Mr. Wetherell also served as President of the Company.

George A. McMillan has served as Chief Executive Officer of the Company since March 2002 and as President of the Company since June 2002. Mr. McMillan served as Chief Financial Officer and Treasurer of the Company from July 2001 to March 2002. From 1997 to July 2001, Mr. McMillan served as President and Chief Operating Officer of BMG Direct, a unit of Bertelsmann AG consisting of BMG Music Service and CDNOW. From 1993 to 1997, Mr. McMillan served as Chief Operating Officer and Chief Financial Officer of Renaissance Solutions, Inc., an IT and management consulting firm.

Thomas W. Oberdorf has served as Chief Financial Officer and Treasurer of the Company since March 2002. From November 2001 to February 2002, Mr. Oberdorf served as a consultant to the Company. From February 1999 to October 2001, Mr. Oberdorf served as the Chief Financial Officer of BMG Direct, a unit of Bertelsmann AG consisting of BMG Music Service and CDNOW. From January 1981 to January 1999, Mr. Oberdorf served in various roles at Reader’s Digest Association, Inc., concluding with Vice President, Finance for the Global Books & Home Entertainment Group.

Peter L. Gray has served as Executive Vice President and General Counsel since March 2002. Mr. Gray served as Vice President and Assistant General Counsel of the Company from December 2000 to March 2002 and Associate General Counsel of the Company from June 1999 to December 2000. Mr. Gray served as Assistant General Counsel of Cambridge Technology Partners (Massachusetts) Inc. from February 1999 to June 1999.

From September 1993 to January 1999, Mr. Gray was an attorney at Hale and Dorr LLP, where he was elected a junior partner in May 1998.

James J. Barnett has served as President and Chief Executive Officer of AltaVista since December 2001. From August 2001 to December 2001, Mr. Barnett served as a consultant to AltaVista. Mr. Barnett served as President of MyFamily.com, Inc., an online media network for connecting families and generations, from October 2000 to June 2001, and as President of ThirdAge Media, its predecessor company, from September 1999 to October 2000. Mr. Barnett served as President and CEO of Infogrames North America, a video game software publisher, from April 1999 to September 1999, and as Chairman of the Board, President and Chief Executive Officer of Accolade, an entertainment software maker and predecessor company, from May 1994 to April 1999.

Christian Feuer has served as President and Chief Executive Officer of uBid, Inc. since May 2002. From October 1998 to May 2002, Mr. Feuer served as Senior Vice President of Marketing and Advertising Production of Spiegel Catalog, Inc., a division of Spiegel, Inc. From April 1994 to October 1998, Mr. Feuer was Vice President of Advertising and International Development of Newport News, Inc., a division of Spiegel, Inc.

There are no family relationships between any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company.

Director Compensation

All of the directors of the Company receive reimbursement of expenses incurred with respect to attendance at meetings of the Board and meetings of committees of the Board. Each director who is not an employee of the Company or any of its subsidiaries or affiliates is entitled to receive cash compensation for his or her service in such capacity in the amount of $6,250 per fiscal quarter, provided that he or she is serving as a director at the end of such fiscal quarter.

1999 Stock Option Plan for Non-Employee Directors

All directors of the Company are eligible to receive non-statutory stock options to purchase shares of Common Stock under the Company’s 1999 Stock Option Plan for Non-Employee Directors, as amended (the “Director Plan”), except for any director who (i) is an employee of the Company or any of its subsidiaries or affiliates or (ii) unless otherwise determined by the Board, is an affiliate, employee or designee of an institutional or corporate investor in the Company (an “Affiliated Director”).

Each eligible director who is elected to the Board for the first time will be granted an option to acquire 200,000 shares of Common Stock (the “Initial Option”). Each Affiliated Director who ceases to be an Affiliated Director and is not otherwise an employee of the Company or any of its subsidiaries or affiliates will be granted, on the date such director ceases to be an Affiliated Director but remains as a member of the Board of Directors, an Initial Option to acquire 200,000 shares of Common Stock under the Director Plan. Each Initial Option will vest and become exercisable as to  1/36th of the number of shares of Common Stock originally subject to the option on each monthly anniversary of the date of grant, provided that the optionee serves as a director on such monthly anniversary date.

On each anniversary of the grant of the Initial Option, each eligible director will automatically be granted an option to purchase 24,000 shares of Common Stock (an “Annual Option”), provided that such eligible director serves as a director on the applicable anniversary date. Each Annual Option will vest and become exercisable on a monthly basis as to  1/12th of the number of shares originally subject to the option commencing on the 37th month after the grant date, provided that the optionee then serves as a director on such monthly anniversary date.

The option exercise price per share for each option granted under the Director Plan shall equal the closing price of the Common Stock on the date of grant. Except as otherwise provided in the applicable option agreement, each option granted under the Director Plan shall terminate, and may no longer be exercised, on the date ten years after the date of grant of such option.

On February 21, 2002, Peter J. McDonald was granted an Annual Option under the Director Plan to purchase 24,000 shares of Common Stock at an exercise price of $1.40 per share. On April 30, 2002, Virginia G. Bonker was granted an Annual Option under the Director Plan to purchase 24,000 shares of Common Stock at an exercise price of $1.28 per share. On July 26, 2002, Jonathan Kraft was granted an Annual Option under the Director Plan to purchase 24,000 shares of Common Stock at an exercise price of $0.401 per share. On September 9, 2002, Anthony J. Bay was granted an Initial Option under the Director Plan to purchase 200,000 shares of Common Stock at an exercise price of $0.51 per share.

Executive Compensation

Summary Compensation

The following table provides certain summary information with respect to the compensation earned by each of the Named Executive Officers for the fiscal years ended July 31, 2002, 2001 and 2000:

SUMMARY COMPENSATION TABLE

							Long-Term Compensation
		Annual Compensation					Awards
Name and Principal Position	Year	Salary($)	Bonus($)		Other Annual Compensation ($)		Securities Underlying CMGI Options	Securities Underlying Subsidiary Options		All Other Compensation ($)(1)
David S. Wetherell(2)	2002	7,910	—		12,750	(3)	2,500,000	—		—
Chairman of the Board	2001	530,000	—		584,934	(4)	—	—		3,500
	2000	530,000	481,400		1,031,669	(5)	3,500,000	—		3,500

George A. McMillan(6)	2002	442,436	495,000		—		2,750,000	—		—
President and Chief Executive Officer	2001	25,758	150,000		—		2,000,000	—		—

Thomas W. Oberdorf(7)	2002	135,000	45,000		149,912	(8)	750,000	—		114,500	(9)
Chief Financial Officer and Treasurer

Peter L. Gray(10)	2002	190,257	132,500	(11)	—		450,000	—		3,262
Executive Vice President and General Counsel

James J. Barnett(12)	2002	176,458	50,000		—		600,000	1,000,000	(13)	142,875	(14)
President and Chief Executive Officer, AltaVista Company

Patricia Gilligan(15)	2002	262,725	122,025	(16)	—		—	500,000	(17)	2,921
Chief Executive Officer, NaviSite, Inc., a former subsidiary

David S. Andonian	2002	300,385	—		—		—	—		203,672	(18)
Former President and Chief Operating Officer	2001 2000	279,167 250,000	— 100,000		73,808 53,529	(19) (20)	800,000 250,000	— —		3,718 3,119

(1)	Except as otherwise noted, amounts set forth in this column represent employer 401(k) plan matching cash contributions.
(2)	For a discussion of Mr. Wetherell’s compensatory interests in the Company’s venture affiliates, see “Certain Relationships and Related Transactions.”

(3)	Amount represents income attributable to Mr. Wetherell for an automobile leased by the Company.
(4)
Of this amount, $220,547 represents certain aircraft expenses reimbursed by the Company, $346,691 represents certain professional service fees paid by the Company on behalf of Mr. Wetherell and $17,696 represents income attributable to Mr. Wetherell for an automobile leased by the Company.

(5)
Of this amount, $875,200 represents certain aircraft expenses reimbursed by the Company, $135,824 represents certain professional service fees paid by the Company on behalf of Mr. Wetherell and $20,645 represents income attributable to Mr. Wetherell for an automobile leased by the Company.

(6)	Mr. McMillan became an executive officer of the Company in July 2001.
(7)	Mr. Oberdorf became an executive officer of the Company in March 2002.
(8)	Amount represents certain relocation expenses paid by the Company.
(9)
Of this amount, $113,000 represents compensation paid by the Company to Mr. Oberdorf for consulting services prior to his employment with the Company and $1,500 represents employer 401(k) plan matching cash contributions.

(10)	Mr. Gray became an executive officer of the Company in March 2002.
(11)
Of this amount, $100,000 represents a bonus paid pursuant to a retention agreement between the Company and Mr. Gray entered into in June 2001 and $32,500 represents a discretionary bonus awarded to Mr. Gray by the Compensation Committee.

(12)	Mr. Barnett became an executive officer of the Company in December 2001.
(13)
Amount reflects options to purchase shares of common stock of AltaVista. On January 14, 2002, pursuant to his offer letter, Mr. Barnett was granted an option to purchase 1,000,000 shares of AltaVista common stock (assuming 20,000,000 shares issued and outstanding on a fully diluted basis). The exercise price of the option equals the fair market value of AltaVista’s common stock on the date of grant (assuming 20,000,000 shares issued and outstanding on a fully diluted basis).

(14)	Amount represents compensation paid by AltaVista to Mr. Barnett for consulting services prior to his employment with AltaVista.
(15)
Ms. Gilligan became an executive officer of the Company in December 2001 and ceased to be an executive officer of the Company on September 11, 2002 upon the sale by the Company of its interests in NaviSite.

(16)
Of this amount, $50,000 represents a bonus paid pursuant to a retention agreement between NaviSite and Ms. Gilligan and $72,025 represents a bonus awarded to Ms. Gilligan under the Bonus Plan for Operating Companies.

(17)	Amount reflects option to purchase shares of common stock of NaviSite.
(18)	Of this amount, $200,000 represents severance payments paid to Mr. Andonian pursuant to an Executive Retention Agreement and $3,672 represents employer 401(k) plan matching cash contributions.
(19)	Of this amount, $67,208 represents certain professional service fees paid by the Company on behalf of Mr. Andonian and $6,600 represents Mr. Andonian’s automobile allowance.
(20)	Amount represents certain professional service fees paid by the Company on behalf of Mr. Andonian.

Option Grants In Fiscal Year 2002

The following table sets forth information concerning grants of options to purchase shares of Common Stock and shares of common stock of subsidiaries of the Company made to each Named Executive Officer during fiscal 2002. No stock appreciation rights were granted during fiscal 2002.

OPTION GRANTS IN LAST FISCAL YEAR
	Individual Grants
Name	Company Granting Option	Number Of Securities Underlying Options Granted	Percentage Of Total Options Granted To Employees In Fiscal 2002(%)	Exercise Price Per Share($)(1)	Expiration Date	Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term ($)(2)
						5%	10%
David S. Wetherell	CMGI	2,500,000	13.5	1.39	02/20/2009	1,414,674	3,296,792

George A. McMillan	CMGI	2,750,000	14.8	1.42	02/18/2009	1,589,727	3,704,740

Thomas W. Oberdorf	CMGI	750,000	4.0	1.55	03/04/2009	473,254	1,102,884

Peter L. Gray	CMGI	450,000	2.4	1.55	03/04/2009	283,953	661,730

James J. Barnett	CMGI	100,000	0.5	2.30	12/10/2006	63,545	140,417
	CMGI	500,000	2.7	0.48	06/27/2009	97,704	227,692
	AltaVista	1,000,000	99.6	2.265	01/14/2007	625,778	1,382,805

Patricia Gilligan	NaviSite	500,000	12.5	0.304	03/07/2007	41,995	92,798

(1)	The exercise price per share of each option was determined to be equal to the fair market value per share of the underlying stock on the date of grant.
(2)
Amounts reported in these columns represent hypothetical amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on the underlying common stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company’s estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock and subsidiary common stock holdings are dependent on the timing of such exercise and the future performance of the underlying common stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the optionholder.

Fiscal Year-End Option Values

The following table sets forth information with respect to stock options held as of July 31, 2002 by each Named Executive Officer. No stock options were exercised by any Named Executive Officer during fiscal 2002.

FISCAL YEAR-END OPTION VALUES

Name	Company Granting Option	Number Of Securities Underlying Unexercised Options At July 31, 2002 Exercisable / Unexercisable	Value Of Unexercised In-The- Money Options At July 31, 2002 Exercisable / Unexercisable ($)(1)
David S. Wetherell	CMGI	4,637,606 / 5,974,170	655,986 / 467,904
George A. McMillan	CMGI	500,000 / 4,250,000	— / —
Thomas W. Oberdorf	CMGI	— / 750,000	— / —
Peter L. Gray	CMGI	105,623 / 474,377	— / —
James J. Barnett	CMGI	— / 600,000	— / —
	AltaVista	277,777 / 722,223	— / —
Patricia Gilligan	NaviSite	243,124 / 709,376	— / —
David S. Andonian	CMGI	1,468,747 / 748,753	— / —
	Engage	102,168 / —	— / —
	NaviSite	25,000 / —	875 / —

(1)
With respect to CMGI, Engage and NaviSite options, the value of the unexercised in-the-money options is based on the difference between the closing price of the underlying common stock on the Nasdaq National Market or Nasdaq SmallCap Market on July 31, 2002, and the applicable option exercise prices. With respect to AltaVista options, the value of the unexercised in-the-money options is based on the difference between the fair market value per share of the underlying common stock on July 31, 2002, as approved by the Board of Directors of AltaVista, and the applicable option exercise price.

Human Resources and Compensation Committee Report

The Human Resources and Compensation Committee of the Board of Directors (the “Compensation Committee”) is composed of three directors who are not employees of the Company. The Compensation Committee regularly reviews and approves compensation and benefit programs of the Company and also reviews and determines the actual compensation of the Company’s executive officers, as well as all stock option grants, performance-based stock options and cash incentive awards to all key employees. The Compensation Committee reviews and administers the Company’s 2002 Non-Officer Employee Stock Incentive Plan, 2000 Stock Incentive Plan, 1986 Stock Option Plan and Employee Stock Purchase Plan. The Compensation Committee reviews executive compensation reports prepared by independent organizations in order to evaluate the appropriateness of its executive compensation program.

The Compensation Committee uses its base salary and incentive bonus program for the Company’s executive officers in order to enhance short-term profitability and stockholder value and uses stock options and performance-based stock options to enhance long-term growth in profitability, return on equity and stockholder value. In order to meet these objectives, the Compensation Committee sets base salaries and target incentive bonus awards for the Company’s executive officers for each fiscal year based on percentage of the ranges of base salaries and bonuses among competitive peer groups.

The Compensation Committee reviews the Company’s annual performance plan for the ensuing fiscal year and sets specific incentive target bonus awards which are directly linked to the short-term financial performance of the Company as a whole. For fiscal 2002, the Compensation Committee adopted a Bonus Plan for CMGI Corporate and a Bonus Plan for Operating Companies. Each of these plans covers executive officers and key employees, and is funded based on the Company’s business performance, with minimum threshold levels established. Bonus payments under the plans may range from 0-150% of an individual’s target bonus based on achievement of business and individual performance. No bonus payments were made to any executive officers of the Company under the Bonus Plan for CMGI Corporate, as the Company did not achieve the threshold business performance objectives for the funding of the plan. Based on NaviSite’s business performance and the achievement of individual goals and objectives, Ms. Gilligan received a bonus under the Bonus Plan for Operating Companies of $72,025. Other than the bonus payment to Ms. Gilligan, no bonus payments were made to any executive officers of the Company under the Bonus Plan for Operating Companies, as the relevant operating companies did not achieve the threshold business performance objectives for the funding of the plan as applicable to such executive officers.

For fiscal 2003, the Compensation Committee has adopted a Bonus Plan for CMGI Corporate and a Bonus Plan for Operating Companies. Each of these plans covers executive officers and key employees, and is funded based on the Company’s business performance, with minimum threshold levels established. Bonus payments under the plans may range from 0-200% of an individual’s target bonus based on achievement of business and individual performance.

In addition, the Compensation Committee has discretionary authority to award bonuses for individual achievements. Based on individual performance during fiscal 2002, the following discretionary bonuses were awarded to executive officers of the Company: Mr. Oberdorf—$45,000; Mr. Gray—$32,500; and Mr. Barnett—$25,000.

In addition to salaries and incentive bonuses, the Compensation Committee also grants stock options to executive officers and other key employees of the Company and its subsidiaries in order to focus the efforts of these employees on the long-term enhancement of profitability and stockholder value.

With respect to the Chief Executive Officer of the Company, the Compensation Committee utilizes a compensation program composed of base salary, incentive bonuses based on business and financial performance of the Company and individual performance during the fiscal year, and stock option grants.

George A. McMillan has served as Chief Executive Officer of the Company since March 2002. Previously, Mr. McMillan served as Chief Financial Officer and Treasurer of the Company from July 2001 to March 2002. In June 2001, the Company and Mr. McMillan entered into an agreement providing for a base salary of $400,000, a sign-on bonus of $300,000 and a guaranteed bonus for fiscal 2002 of $300,000. In addition, Mr. McMillan received an option to purchase 2,000,000 shares of Common Stock of the Company. In February 2002, the Company and Mr. McMillan entered into an agreement whereby Mr. McMillan would become the Chief Executive Officer of the Company. Pursuant to such agreement, Mr. McMillan’s annual salary was raised to $500,000 and he became eligible to receive a target annualized bonus for fiscal 2002 of $450,000 based on successful satisfaction of fiscal 2002 business objectives, of which $300,000 was guaranteed as described above. In addition, he became eligible to receive potential additional bonus amounts up to $450,000 based on business achievements above and beyond such targets. Also pursuant to the agreement, and in order to provide a significant incentive to enhance long-term stockholder value, Mr. McMillan received an option to purchase 2,750,000 shares of Common Stock of the Company. The vesting of the option is based upon a combination of the Company reaching certain defined financial performance objectives and the passage of time. In determining the compensation of Mr. McMillan as Chief Executive Officer, the Compensation Committee reviewed comparable compensation data from the Company’s competitive peer groups, as well as Mr. McMillan’s effectiveness and leadership during his first year with the Company in a challenging economic environment. Based on the Company’s business performance and the achievement of individual goals and objectives during fiscal 2002, the Compensation Committee awarded Mr. McMillan a bonus of $345,000, inclusive of the $300,000 guaranteed amount. See “Employment Agreements and Severance and Change of Control Arrangements.”

David S. Wetherell served as the Chief Executive Officer of the Company until March 2002. In November 1993, the Company entered into an Employment Agreement with Mr. Wetherell and in connection therewith issued to him a performance-based stock option for the purchase of 4,800,000 shares of Common Stock of the Company. Pursuant to the Employment Agreement and in recognition of the Company’s current state of unprofitability, Mr. Wetherell agreed to fix his salary for fiscal 2002 at $1 (plus such amounts as are determined by the Board of Directors as necessary to cover health insurance and similar deductions). See “Employment Agreements and Severance and Change of Control Arrangements.” Based on the Company’s business performance during fiscal 2002, no bonus was paid to Mr. Wetherell for fiscal 2002. In February 2002, in recognition of the importance of Mr. Wetherell’s continued service and involvement with the Company, the Compensation Committee awarded Mr. Wetherell an option to purchase 2,500,000 shares of Common Stock of the Company. For a discussion of the Company’s @Ventures funds, and the interests of Mr. Wetherell therein, see “Certain Relationships and Related Transactions.”

Section 162(m) of the Code generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the company’s chief executive officer and the four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. In general, the Company structures and administers its stock option plans in a manner intended to comply with the performance-based exception to Section 162(m). Nevertheless, there can be no assurance that compensation attributable to awards granted under the Company’s stock option plans will be treated as qualified performance-based compensation under Section 162(m). In addition, the Compensation Committee reviews the potential effect of Section 162(m) periodically and uses its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of the Company and its stockholders.

The Compensation Committee believes that the foregoing combination of base salaries, incentive bonuses, stock options and performance-based stock options have helped develop a senior management group dedicated to achieving significant improvement in both the short-term and long-term financial performance of the Company.

HUMAN RESOURCES AND
COMPENSATION COMMITTEE
Peter J. McDonald, Chairman
Anthony J. Bay
Virginia G. Bonker

Independent Auditors’ Fees

In addition to retaining KPMG to audit the consolidated financial statements for fiscal 2002, the Company retained KPMG, as well as other accounting and consulting firms, to provide various consulting services in fiscal 2002, and expects to continue to do so in the future. The aggregate fees billed for professional services by KPMG in fiscal 2002 for these services were:

•
Audit Fees:    $1,851,085 for services rendered for the annual audit of the Company’s consolidated financial statements for fiscal 2002 and the quarterly reviews of the financial statements included in the Company’s Forms 10-Q;

•	Financial Information Systems Design and Implementation Fees: $0; and

•	All Other Fees: $909,489 for:

•	Tax compliance services ($557,050);

•	Tax consulting services ($252,840);

•	Due diligence services ($74,135);

•	Audit of 401(k) Savings and Retirement Plan ($15,500); and

•	Registration statement procedures ($9,964).

Audit Committee Report

The Audit Committee of the Board of Directors has reviewed and discussed the Company’s audited financial statements for fiscal 2002 with the Company’s management. The Audit Committee has discussed with KPMG, the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee has received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 and has discussed with KPMG its independence. The Audit Committee also considered whether KPMG’s provision of non-audit services, including financial information systems design and implementation services, to the Company is compatible with maintaining KPMG’s independence. Based on the review and discussions described above, among other things, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2002.

AUDIT COMMITTEE
Jonathan Kraft, Chairman
Virginia G. Bonker
Peter J. McDonald

The foregoing Audit Committee Report shall not be deemed to be incorporated by reference into any of the Company’s previous or future filings with the SEC, except as otherwise explicitly specified by the Company in any such filing.

Certain Relationships and Related Transactions

@Ventures

The Company has several Internet investment and development entities. The Company’s interests in such entities are reflected principally through its ownership of CMG@Ventures Capital Corp. and CMG@Ventures, Inc., wholly owned subsidiaries of the Company. CMG@Ventures Capital Corp. and CMG@Ventures, Inc. are entitled to (i) an interest ranging from approximately 77.5% to 80% of the net capital gains realized by CMG@Ventures I, LLC (“CMG@Ventures I”) (which percentage varies depending on the date on which the investment generating the particular net capital gain was made) and (ii) approximately 80% of the net capital gains realized by CMG@Ventures II, LLC (“CMG@Ventures II”). CMG@Ventures Capital Corp. is entitled (x) through its ownership of an interest in @Ventures Partners III, LLC, the general partner of @Ventures III, L.P. and @Ventures Foreign Fund III, L.P., to approximately 2% of the net capital gains realized by @Ventures III, L.P. and @Ventures Foreign Fund III, L.P. after return of certain priority amounts to the limited partners of @Ventures III, L.P. and @Ventures Foreign Fund III, L.P., respectively, and (y) to approximately 80% of the net capital gains realized by CMG @Ventures III, LLC. During fiscal 2000, the Company formed additional venture capital fund entities to provide follow-on financing to @Ventures III fund portfolio companies. These expansion funds have a structure that is substantially identical to the @Ventures III funds, and the Company’s interests in such funds are comparable to its interests in the @Ventures III funds. CMG@Ventures Capital Corp. is entitled to approximately 80% of the net capital gains realized by CMG@Ventures Expansion, LLC. CMG@Ventures Capital Corp., through its interest in CMGI@Ventures IV, LLC (“CMGI@Ventures IV”), is generally entitled to an interest, ranging from 80% to 92.5%, of the net profits from each investment made by CMGI@Ventures IV, depending on the aggregate amount previously distributed to CMGI@Ventures Capital Corp. by CMGI@Ventures IV, and after payment of certain fees to profit members of CMGI@Ventures IV.

Mr. Wetherell is a profit member (as defined in the limited liability company agreement) of CMG@Ventures I, and in that capacity owns an approximately 8.6% carried interest in the net realized gains (as defined in the limited liability company agreement) of CMG@Ventures I. Mr. Wetherell’s interest in CMG@Ventures I is fully vested. Mr. Wetherell is a managing member of CMG@Ventures II and in that capacity owns an approximately 7.8% carried interest in the net realized gains (as defined in the operating agreement) of CMG@Ventures II. Mr. Wetherell’s interest in CMG@Ventures II is fully vested. Mr. Wetherell has indirect compensatory interests in the @Ventures III venture capital funds and related management entities (as described below). Mr. Wetherell participates in the CMG@Ventures, Inc. Deferred Compensation Plan. Mr. Wetherell is not a member of CMG@Ventures Expansion, LLC or CMGI@Ventures IV and has no compensatory interests therein.

Jonathan Kraft, a member of the Company’s Board of Directors, is President and Chief Operating Officer of The Kraft Group, a private holding company. The Kraft Group is a limited partner of @Ventures III, L.P. and @Ventures Expansion Fund, L.P.

CMG@Ventures I and CMG@Ventures II

From August 1, 2001 through October 31, 2002, Mr. Wetherell received cash distributions of $20,587 from CMG@Ventures II, in respect of amounts previously allocated to his account. During such period, Mr. Wetherell received no cash distributions from CMG@Ventures I.

From August 1, 2001 through October 31, 2002, Mr. Wetherell received the following distributions of securities from CMG@Ventures I and CMG@Ventures II, which securities were previously allocated to his account:

Company Name	Number of Shares Distributed to Mr. Wetherell	Date of Distribution	Entity Distributing Shares

Amazon.com, Inc.	12,160	November 2001	CMG@Ventures II

Critical Path, Inc.	17,961	November 2001	CMG@Ventures II

Hollywood Entertainment Corporation	21,843	November 2001	CMG@Ventures II

Kana Software, Inc.	48,698	November 2001	CMG@Ventures II

Ptek Holdings, Inc.	3,598	November 2001	CMG@Ventures I

NexPrise, Inc.	12,491	November 2001	CMG@Ventures II

Vicinity Corporation	75,116	November 2001	CMG@Ventures I

Vicinity Corporation	437	November 2001	CMG@Ventures II

marchFIRST, Inc.	862	November 2001	CMG@Ventures I

Yahoo! Inc.	155,345	November 2001	CMG@Ventures I

Yahoo! Inc.	18,042	November 2001	CMG@Ventures I

Yahoo! Inc.	7,240	November 2001	CMG@Ventures II

Terra Networks, S.A.	28,960	July 2002	CMG@Ventures I

From August 1, 2001 through October 31, 2002, no cash or securities were allocated to the account of Mr. Wetherell in his capacity as a member of CMG@Ventures I or CMG@Ventures II.

@Ventures III

Mr. Wetherell has indirect compensatory interests in the @Ventures III venture capital funds and related management entities. The @Ventures III funds consist of three funds that generally invest together in each portfolio company according to stated percentages: (i) @Ventures III, L.P.; (ii) @Ventures Foreign Fund III, L.P.; and (iii) CMG@Ventures III, LLC. Each of the three funds is managed by @Ventures Partners III, LLC, which is entitled to (i) approximately 20% of the cumulative net realized gains from CMG@Ventures III, LLC and (ii) approximately 20% of the cumulative net realized gains from @Ventures III, L.P. and @Ventures Foreign Fund III, L.P., after return of certain priority amounts to the limited partners of such partnerships. Mr. Wetherell is a voting managing member of @Ventures Partners III, LLC. Mr. Wetherell is entitled to approximately 28.8% of all amounts distributed by the funds to @Ventures Partners III, LLC. Mr. Wetherell’s interest in @Ventures Partners III, LLC is fully vested. The other members of @Ventures Partners III, LLC consist of (i) individuals who provide (or who formerly provided) management services to the funds and (ii) CMG@Ventures Capital Corp., a direct wholly owned subsidiary of the Company, which has a 10% interest in all of the amounts distributed by @Ventures Partners III, LLC. @Ventures Investors, LLC is required to co-invest with the other @Ventures III funds. @Ventures Investors, LLC invests 2.0% of the aggregate amount to be invested by the three funds and @Ventures Investors, LLC in each portfolio company investment. Mr. Wetherell is a member of @Ventures Investors, LLC and Mr. Wetherell’s interest in investments made by @Ventures Investors, LLC ranges from 24.8% to 28.1%, depending on the date the investment was made. Mr. Wetherell’s future rights to participate in investments of @Ventures Investors, LLC are contingent upon his continued involvement with the @Ventures III funds, the Company, or any affiliates of either.

From August 1, 2001 through October 31, 2002, @Ventures Investors, LLC allocated and distributed 229 shares of common stock of Yahoo! Inc. to the account of Mr. Wetherell.

From August 1, 2001 through October 31, 2002, Mr. Wetherell received aggregate cash distributions of $62,551 in his capacity as a member of @Ventures Investors, LLC, consisting of (i) $28,495 allocated to his account during such period and (ii) $34,056 previously allocated to his account.

From August 1, 2001 through October 31, 2002, Mr. Wetherell received aggregate cash distributions of $169,626 from @Ventures Partners III, LLC in lieu of receiving previously allocated shares of common stock of Yahoo! Inc. and NexPrise, Inc. During such period, no cash or securities were allocated to the account of Mr. Wetherell in his capacity as a member of @Ventures Partners III, LLC.

@Ventures Management, LLC provides management services to @Ventures III, L.P; @Ventures Foreign Fund III, L.P; and CMG @Ventures III, LLC. @Ventures Management, LLC receives annual management fees from each of @Ventures III, L.P., @Ventures Foreign Fund III, L.P. and CMG @Ventures III, LLC equal to approximately 2.0% of the capital committed to such fund. As of February 1, 2002, management fees due from @Ventures III, L.P. and @Ventures Foreign Fund III, L.P. have been waived, except under certain limited circumstances. Mr. Wetherell is a voting member of @Ventures Management, LLC. Mr. Wetherell has an approximately 40.0% interest in the net income of @Ventures Management, LLC. From August 1, 2001 through October 31, 2002, Mr. Wetherell received cash distributions of $300,000 in his capacity as a member of @Ventures Management LLC.

CMG@Ventures, Inc. Deferred Compensation Plan

From August 1, 2001 through October 31, 2002, Mr. Wetherell received aggregate cash distributions of $38,166 of the amount allocated to his account pursuant to the CMG@Ventures, Inc. Deferred Compensation Plan. Such amount had been allocated to the account of Mr. Wetherell during fiscal 1997 in his capacity as a profit member of CMG@Ventures I.

Hewlett-Packard Company

In connection with the Company’s acquisition of AltaVista in August 1999, the Company issued promissory notes to Compaq Computer Corporation (now Hewlett-Packard Company (“H-P”)) in the aggregate principal amount of $220 million (the “Notes”). On August 18, 2001, the Company issued an aggregate of 5,397,196 shares of Common Stock to H-P in satisfaction of interest due and payable on the Notes. On November 8, 2001, H-P exchanged the Notes, plus the accrued interest thereon, for $75 million in cash, 4,445,056 shares of Common Stock, and the Company’s 49% ownership interest in B2E Solutions, LLC, a joint venture with H-P.

In connection with the AltaVista acquisition, the Company agreed that for so long as H-P owns at least 5% of the issued and outstanding stock of the Company, H-P shall have the right to designate a member of the Board of Directors of the Company.

In connection with the AltaVista acquisition, the Company and H-P entered into a strategic business agreement pursuant to which each party agreed to promote and purchase, in some cases, the products or services of the other. These arrangements include (i) the payment of fees by the Company to H-P for certain Internet traffic directed by H-P to designated web sites of the Company or its subsidiaries, (ii) an agreement by the Company to spend a specified portion of its information technology budget on products or services offered by H-P that meet the Company’s requirements, (iii) an agreement between the Company and H-P to provide one another its services and/or products on terms equal to its most favorable then-offered pricing terms, and (iv) an agreement to create a joint marketing fund for marketing activities which promote the parties’ strategic relationship, products and services. During fiscal 2002, the Company made payments to H-P totaling approximately $9.2 million pursuant to the strategic business agreement. Also during fiscal 2002, the Company paid approximately $1.4 million to H-P to terminate the directed traffic arrangement described above.

AltaVista issued a convertible demand note to H-P as payment for all debt incurred by AltaVista to H-P. Under the note, debt accrued interest at a rate of 7% per year, compounded monthly until H-P converted all principal and interest on November 8, 2001 into 215,250 shares of common stock of AltaVista. As of October 31, 2002, H-P owned 98,694.8 shares of Series A convertible preferred stock, convertible into 1,283,032 shares of AltaVista common stock. H-P has the right to provide AltaVista with additional convertible debt financing in the future based on the amount of funding provided by the Company and the percentage ownership of AltaVista by the Company and H-P at the end of each quarter. Any future funding provided by H-P is convertible into shares of Series A convertible preferred stock of AltaVista.

In August 1999, AltaVista and H-P entered into a Customer Services Software Product Services Agreement. H-P agreed to supply level 1 software support services to purchasers of AltaVista’s software, and H-P agreed to pay AltaVista a portion of the fees received for subscription services plus $50,000 per quarter for AltaVista’s provision of level 2 and 3 support. During fiscal 2002, AltaVista received approximately $151,000 from H-P under the agreement.

In November 1999, AltaVista entered into a Master Lease and Financing Agreement with Compaq Financial Services Corporation (now Hewlett-Packard Financial Services Corporation (“HPFS”)). On November 8, 2001, AltaVista purchased certain equipment from HPFS, which AltaVista previously leased under the Master Lease and Financing Agreement, for $20 million in cash, and the agreement was terminated. HPFS is a subsidiary of H-P.

In December 1999, AltaVista and H-P entered into a Business Partner Agreement pursuant to which H-P agreed to resell AltaVista’s search software technology. During fiscal 2002, AltaVista received approximately $911,000 from H-P under the agreement.

The Company has entered into a Master Lease and Financing Agreement with HPFS, pursuant to which HPFS may lease equipment and computer software programs to the Company and provide financing for license fees related to computer software programs and other services. During fiscal 2002, the Company paid approximately $5.0 million to HPFS under the agreement. As of October 31, 2002, the Company’s outstanding balance under the agreement was approximately $1.3 million.

On November 8, 2001, NaviSite, Inc., a former subsidiary of the Company (“NaviSite”), purchased certain equipment previously leased from HPFS, by issuing a note payable to HPFS in the face amount of approximately $35 million. HPFS and the Company also loaned NaviSite $20 million and $10 million, respectively, in cash. In exchange for the cash infusion, NaviSite issued notes payable in the face amounts of $20 million and $10 million to HPFS and the Company, respectively, making the total notes payable issued by NaviSite to HPFS and the Company, approximately $55 million and $10 million, respectively. The notes require payment of interest only, at 12% per annum, for the first three years from the date of issuance and then repayment of interest and principal, on a straight-line basis, over the next three years until maturity on the sixth anniversary of the date of issuance. At NaviSite’s option, it may make interest payments (i) 100% in shares of NaviSite common stock, in the case of amounts owed to the Company, and (ii) approximately 16.67% in shares of NaviSite common stock through December 2003, in the case of amounts owed to HPFS. The principal balance may be convertible into shares of NaviSite common stock at the option of the holders at any time prior to or at maturity at a rate of $0.26 per share. The Company also converted its $80 million in aggregate principal amount of notes receivable from NaviSite, plus the interest accrued thereon, into approximately 14.8 million shares of the Company’s Common Stock. The Company also converted approximately $16.2 million in other amounts receivable from NaviSite into approximately 9.9 million shares of NaviSite common stock. On September 11, 2002, the Company sold all of its equity and debt ownership interests in NaviSite to ClearBlue Technologies, Inc. (“ClearBlue”). Under the terms of the Note and Stock Purchase Agreement, the Company sold to ClearBlue (i) approximately 71.0 million shares of NaviSite common stock held by the Company, (ii) warrants to purchase approximately 5.0 million shares of NaviSite common stock, and (iii) the 12% Convertible Note issued to the Company by NaviSite, representing $10 million aggregate principal amount plus all accrued interest thereon. In consideration thereof, the Company received, among other things, 131,579 shares of ClearBlue common stock. Also on September 11, 2002, HPFS sold all of its equity and debt ownership interests in NaviSite to ClearBlue. Under the terms of a Note and Stock Purchase Agreement, HPFS sold to ClearBlue (i) approximately 3.2 million shares of NaviSite common stock held by HPFS, and (ii) the 12% Convertible Note issued to HPFS by NaviSite, representing $55 million aggregate principal amount plus all accrued interest thereon. In consideration thereof, HPFS received, among other things, 1,447,368 shares of ClearBlue common stock.

On July 11, 2002, the Company, through its subsidiary SL Supply Chain Services International Corp. (“SL Supply Chain”), acquired substantially all of the worldwide assets and operations of Software Logistics Corporation, a California corporation doing business as iLogistix. SL Supply Chain provides comprehensive supply chain management services to H-P, including procurement, inventory management, assembly, fulfillment and distribution services. During fiscal 2002, SL Supply Chain received approximately $16.7 million from H-P for such services.

SalesLink Corporation, a subsidiary of the Company (“SalesLink”), provides certain supply chain management services to H-P. During fiscal 2002, SalesLink received approximately $1.2 million from H-P for such services.

uBid, Inc., a subsidiary of the Company (“uBid”), from time to time offers certain H-P products for sale on the uBid auction website. During fiscal 2002, uBid purchased approximately $39.6 million of products from H-P for resale on the uBid website.

Yesmail, Inc., a subsidiary of the Company (“Yesmail”), provides certain email marketing services to H-P. During fiscal 2002, Yesmail received approximately $1.2 million from H-P for such services.

CMGI Field

In August 2000, the Company acquired the exclusive naming and sponsorship rights to the New England Patriots’ new stadium for a period of fifteen years. In return for the naming and sponsorship rights, the Company was to pay $7.6 million per year for the first ten years, with consumer price index adjustments for years eleven through fifteen. The Company made its first semi-annual payment under this agreement in January 2002 and its second semi-annual payment under this agreement in July 2002. In August 2002, the agreement was amended whereby the Company immediately relinquished the stadium naming rights and retained more limited marketing rights in exchange for a series of payments of $1.6 million per year beginning in 2003 and ending in 2015. Jonathan Kraft, a member of the Company’s Board of Directors, is President and Chief Operating Officer of The

Kraft Group, a private holding company whose holdings include the New England Patriots and the New England Patriots’ new stadium. Mr. Kraft is also Vice Chairman of the New England Patriots.

Stock Performance Graph

The graph below compares the cumulative total stockholder return of the Company’s Common Stock from July 31, 1997 through July 31, 2002 with the cumulative total return of the Nasdaq Stock Market Index (U.S.) and the Nasdaq Computer & Data Processing Services Index during the same period. Management cautions that the stock price performance shown in the graph below should not be considered indicative of potential future stock performance.

Comparison of Cumulative Total Return Among CMGI, Inc., the
Nasdaq Stock Market Index (U.S.)
and the Nasdaq Computer and Data Processing Services Index

	Cumulative Total Return
	July 1997	July 1998	July 1999	July 2000	July 2001	July 2002
CMGI, Inc.	$100	$1,312	$7,101	$5,835	$311	$63
Nasdaq Stock Market Index (U.S.)	100	118	168	240	129	85
Nasdaq Computer & Data Processing Services Index	100	132	197	266	141	88

The graph shown above assumes that $100 was invested in the Company’s Common Stock and in each index on July 31, 1997. In addition, the total returns for the Company’s Common Stock and the indexes used assume the reinvestment of all dividends.

Employment Agreements and Severance and Change of Control Arrangements

The Company is a party to an Employment Agreement, dated as of November 9, 1993, as amended, with David S. Wetherell, providing for the employment of Mr. Wetherell by the Company. The agreement provides for a term of employment through July 31, 2003 and a minimum annual base salary that is currently $1 (plus such amounts as are determined by the Board of Directors as necessary to cover health insurance and similar deductions). The agreement also provides for annual incentive awards in amounts to be determined by the

Compensation Committee, participation in all benefits made available to senior executives generally and salary continuation for the shorter of two years or the remaining term of the agreement in the event (i) Mr. Wetherell terminates his employment following a Change of Control of the Company (as defined), or (ii) Mr. Wetherell’s employment is terminated by the Company other than for Cause (as defined); except that the two-year limit shall not apply in either event if the Company has achieved certain specified performance goals. The minimum annual base salary may be increased from time to time at the discretion of the Compensation Committee; provided that it may not thereafter be reduced without Mr. Wetherell’s consent except as part of a general reduction in executive salaries. The agreement contains non-competition covenants in favor of the Company through July 31, 2005.

Pursuant to the employment agreement, on November 9, 1993, Mr. Wetherell was also granted a non-qualified stock option under the Company’s 1986 Stock Option Plan to purchase 4,800,000 shares of common stock at an exercise price of $0.165 per share. The option becomes exercisable in ten annual installments of 480,000 shares each, beginning on November 1, 1994, and ending on November 1, 2003, but only if and to the extent that the Company meets certain performance goals as determined by the Compensation Committee. In any event, the option becomes exercisable (to the extent not previously exercisable) as to the first 2,400,000 shares on November 1, 1998, and as to the second 2,400,000 shares on November 1, 2003. In the event Mr. Wetherell terminates his employment following a Change of Control of the Company, a percentage of all remaining installments of his stock option would become exercisable, equal to the percentage of installments that had previously become exercisable. In the event Mr. Wetherell’s employment is terminated by the Company other than for Cause, a percentage of up to three remaining installments of his stock option would become exercisable, equal to the percentage of installments that had previously become exercisable.

Any compensation payable under the employment agreement to Mr. Wetherell contingent on a Change of Control of the Company which qualifies as a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, shall be limited to the maximum amount that may be paid to him without any part of such compensation being deemed an excess parachute payment under the Code.

The Limited Liability Company Agreement of CMG@Ventures I, LLC provides that, upon a change of control (as defined), each profit member, including Mr. Wetherell, may elect, within two months of the date of the change of control, to have CMG@Ventures I, LLC repurchase all, and not less than all, of the interest in CMG@Ventures I, LLC held by such profit member at the fair market value of such interest as determined by an independent appraisal pursuant to a procedure set forth in the Limited Liability Company Agreement. A change of control is defined to mean, among other things, a change of control of the Company (i) which has not been approved by a majority of all of the members of the Board of Directors of the Company, or (ii) which has been approved by a majority of all the members of the Board of Directors of the Company but which has not been approved by a majority in interest of the profit members of CMG@Ventures I, LLC and which is likely by its terms to have a material adverse effect upon the business and prospects of CMG@Ventures I, LLC and which change of control in either event is of a nature that would be required to be reported in response to Items 6(e) or 14(i), (iv) or (v) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provided that, in the case of a change of control reportable under Item 6(e), such change of control involves the acquisition by any “person” (as such term in used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act, but expressly excluding Mr. Wetherell) of beneficial ownership, directly or indirectly, of securities or interests in the Company which represent more than 30% of the combined voting power of the Company’s outstanding securities.

The Operating Agreement of CMG@Ventures II, LLC provides that, upon a change of control (as defined), each managing member, including Mr. Wetherell, may elect, within two months of the date of the change of control, to have CMG@Ventures II, LLC repurchase all, and not less than all, of the interest in CMG@Ventures II, LLC held by such managing member at the fair market value of such interest as determined by an independent appraisal pursuant to a procedure set forth in the Operating Agreement. A change of control is defined to mean, among other things, a change of control of the Company (i) which has not been approved by a majority of all of the members of the Board of Directors of the Company, or (ii) which has been approved by a majority of all the members of the Board of Directors of the Company but which has not been approved by a majority in interest of the members of CMG@Ventures II, LLC and which is likely by its terms to have a material adverse effect upon the business and prospects of CMG@Ventures II, LLC and which change of control in either event is of a nature that would be required to be reported in response to Items 6(e) or 14(i), (iv) or (v) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, provided that, in the case of a change of control reportable under Item 6(e), such change of control involves the acquisition by any “person” (as such term in used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act, but expressly excluding Mr. Wetherell) of beneficial ownership, directly or indirectly, of securities or interests in the Company which represent more than 30% of the combined voting power of the Company’s outstanding securities.

Mr. McMillan and the Company entered into an agreement, dated as of June 11, 2001, which provided for the employment of Mr. McMillan as Chief Financial Officer and Treasurer of the Company. The agreement provided for an annual base salary of $400,000, a sign-on bonus of $300,000 and a guaranteed fiscal 2002 bonus of $300,000. Pursuant to the agreement, Mr. McMillan was granted an option to purchase 2,000,000 shares of Common Stock of the Company at an exercise price of $2.52 per share. On February 18, 2002, Mr. McMillan and the Company entered into an agreement providing for the employment of Mr. McMillan as Chief Executive Officer of the Company. Pursuant to such agreement, Mr. McMillan’s annual salary was raised to $500,000 and he became eligible to receive a target annualized bonus for fiscal 2002 of $450,000 based on successful satisfaction of fiscal 2002 business objectives, of which $300,000 was guaranteed as described above. In addition, he became eligible to receive potential additional bonus amounts up to $450,000 based on business achievements above and beyond such targets. Pursuant to the agreement, Mr. McMillan was granted an option to purchase 2,750,000 shares of Common Stock of the Company at an exercise price of $1.42 per share. The vesting of the option is based upon a combination of the Company reaching certain defined financial performance objectives and the passage of time. Mr. McMillan and the Company have also entered into an agreement containing non-competition covenants in favor of the Company during Mr. McMillan’s employment and for 12 months thereafter.

Mr. McMillan and the Company are parties to an Amended and Restated Executive Severance Agreement, dated as of March 1, 2002, that provides in the event that his employment is terminated by the Company for a reason other than for Cause (as defined) or by Mr. McMillan for Good Reason (as defined), then the Company shall pay Mr. McMillan a one-time severance payment equal to 12 months of his then-current annual base salary plus his target bonus as in effect on his last day of employment. In the event that any such termination of employment occurs prior to July 9, 2003, 50% of the then-unvested options to purchase shares of common stock of the Company pursuant to options granted to Mr. McMillan on July 9, 2001 shall immediately become exercisable in full and shall be deemed fully vested. Additionally, and not in limitation of the previous sentence, (A) in the event that any such termination of employment occurs prior to February 18, 2004, 25% of the then-unvested options to purchase shares of common stock of the Company pursuant to options granted to Mr. McMillan on February 18, 2002 (“CEO Options”) shall immediately become exercisable in full and shall be deemed fully vested, and (B) in the event that any such termination of employment occurs on or after February 18, 2004, 50% of the then-unvested CEO Options shall immediately become exercisable in full and shall be deemed fully vested. In addition, the agreement provides that in the event that his employment is terminated by the Company for a reason other than for Cause or by Mr. McMillan for Good Reason within one year following a Change of Control of the Company (as defined), then (i) the Company shall pay Mr. McMillan a one-time severance payment equal to 24 months of his then-current annual base salary plus target bonus as in effect on his last day of employment, and (ii) each outstanding option to purchase shares of Common Stock of the Company then held by Mr. McMillan shall immediately become exercisable in full and shall be deemed fully vested. In the event that any amounts payable to Mr. McMillan under the agreement are characterized as “excess parachute payments” under Section 280G of the Code, then Mr. McMillan may elect to reduce the severance payments or have a portion of the stock options not vest, provided that any such election shall not adversely affect the Company.

Mr. Oberdorf and the Company have entered into an agreement, dated as of March 1, 2002, providing for the employment of Mr. Oberdorf as Chief Financial Officer and Treasurer of the Company. The agreement provides for an annual base salary of $325,000 and eligibility for a fiscal 2002 bonus of 50% of his base salary. Pursuant to the agreement, Mr. Oberdorf was granted an option to purchase 750,000 shares of Common Stock of the Company at an exercise price of $1.55 per share. The vesting of the option is based upon the Company reaching certain defined financial performance objectives. Mr. Oberdorf and the Company have entered into an Executive Severance Agreement, dated as of March 4, 2002, that provides in the event that his employment is terminated by the Company for a reason other than for Cause (as defined), then the Company shall pay Mr. Oberdorf as severance pay his regular base salary as in effect on his last day of employment for one year following the termination date, payable in installments in accordance with the Company’s regular payroll practices, plus his target bonus as in effect on his last day of employment. In addition, the agreement provides that in the event that his employment is terminated by the Company for a reason other than for Cause or by Mr. Oberdorf for Good Reason (as defined) within one year following a Change of Control of the Company (as defined), then the Company shall pay Mr. Oberdorf a one-time severance payment equal to two times his then-current base salary plus two times his then-current target bonus. Mr. Oberdorf and the Company have also entered into an agreement containing non-competition covenants in favor of the Company during Mr. Oberdorf’s employment and for 12 months thereafter.

Mr. Gray and the Company have entered into an Executive Retention Agreement, dated as of August 28, 2002, that provides in the event that his employment is terminated by the Company for a reason other than for Cause (as defined), then the Company shall pay Mr. Gray as severance pay his regular base salary as in effect on his last day of employment for one year following the termination date, payable in installments in accordance with the Company’s regular payroll practices, plus the bonus amount he would have been entitled to receive under the Company’s bonus plan then in effect for the fiscal year in which the termination occurred, determined in accordance with the bonus plan, multiplied by a fraction, the numerator of which shall be the number of months that Mr. Gray was employed by the Company during the fiscal year in which his termination occurs and the denominator of which shall be twelve (12). In addition, the agreement provides that in the event that his employment is terminated by the Company for a reason other than for Cause or by Mr. Gray for Good Reason (as defined) within one year following a Change of Control of the Company (as defined), then the Company shall pay Mr. Gray a one-time severance payment equal to two times his then-current base salary plus his target bonus amount multiplied by a fraction, the numerator of which shall be the number of months that Mr. Gray was employed by the Company during the fiscal year in which his termination occurs and the denominator of which shall be twelve (12). Additionally, on the last day of Mr. Gray’s employment, the vesting of the stock option granted to Mr. Gray in March 2002 for 450,000 shares of the Company’s Common Stock shall be accelerated in full. In the event of a termination of Mr. Gray’s employment giving rise to a severance payment under the Executive Retention Agreement, Mr. Gray shall have the right to exercise any vested portion of this option within the 12-month time period following such termination, unless the option terminates sooner by the terms of the underlying option agreement. Mr. Gray and the Company have also entered into an agreement containing non-competition covenants in favor of the Company during Mr. Gray’s employment and for 12 months thereafter.

Mr. Barnett and AltaVista have entered into an agreement, dated November 15, 2001, providing for the employment of Mr. Barnett as Chief Executive Officer of AltaVista. The agreement provides for an annual base salary of $275,000 and eligibility under the Company’s executive bonus plan for an annualized bonus of up to $75,000, $25,000 of which was paid upon execution of the agreement. Pursuant to the agreement, Mr. Barnett was granted an option to purchase 100,000 shares of the Company’s Common Stock at an exercise price of $2.30 per share. The option vests as to 25% of the original number of shares underlying the option on the first anniversary of the date of grant and then 1/48 of the original number of shares underlying the option on each monthly anniversary date thereafter until fully vested on the fourth anniversary of the date of grant. In addition, Mr. Barnett was granted an option to purchase 1,000,000 shares of AltaVista’s common stock (assuming 20,000,000 shares fully diluted). The AltaVista option vested as to 1/6 of the original number of shares underlying the option on the four-month anniversary of November 15, 2001 and shall vest as to an additional 1/36 of the original shares underlying the option on each monthly anniversary date thereafter until fully vested. The agreement also provides that in the event Mr. Barnett’s employment is terminated by AltaVista for a reason other than for Cause (as defined) or by Mr. Barnett for Good Reason (as defined), then AltaVista shall pay

Mr. Barnett a severance payment equal to six months of his regular base salary. Notwithstanding the foregoing sentence, in the event of a Change of Control of AltaVista (as defined) and a subsequent termination of his employment by AltaVista for a reason other than Cause or by Mr. Barnett for Good Reason within six months thereafter, AltaVista shall pay to Mr. Barnett a severance payment equal to 12 months of this base salary. In addition, in the event of a Change of Control of AltaVista and a subsequent termination of his employment by AltaVista for a reason other than for Cause or by Mr. Barnett for Good Reason, 100% of his then-unvested AltaVista and CMGI stock options shall be deemed to be fully vested. Mr. Barnett and the Company have also entered into an agreement containing non-competition covenants in favor of the Company during Mr. Barnett’s employment and for 12 months thereafter.

In June 2002, Mr. Barnett and AltaVista entered into an amendment to his employment agreement providing for a cash payment to Mr. Barnett equal to 2% of the total proceeds received by AltaVista or its stockholders in the event of a Change of Control of AltaVista. Mr. Barnett’s right to receive this cash payment vests as to 1/36 per month of service with AltaVista, starting on September 1, 2001, until fully vested on September 1, 2004. The vesting of this right shall automatically accelerate in full if Mr. Barnett is employed by AltaVista at the time of any Change of Control, if his employment is terminated by AltaVista for any reason other than for Cause, or if he should terminate his employment for Good Reason. This right shall terminate on the fifth anniversary of the date Mr. Barnett was originally hired as an employee of AltaVista.

Mr. Andonian and the Company entered into an Executive Retention Agreement, dated as of July 9, 2001, that provides in the event that his employment is terminated by the Company for a reason other than for Cause (as defined), then the Company shall pay Mr. Andonian as severance pay (i) his regular base salary as in effect on his last day of employment for one year following the termination date, in installments, in accordance with the Company’s regular payroll practices, plus (ii) at the end of such year, the amount of his target bonus as in effect on his last day of employment. Pursuant to the agreement, the Company is currently paying to Mr. Andonian severance pay in bi-weekly installments of $11,538.46 each until August 28, 2003. In addition, on August 23, 2002, the Company paid to Mr. Andonian his target bonus of $200,000.

Ms. Gilligan and NaviSite have entered into a retention agreement which provides for a payment of $275,000 to Ms. Gilligan upon a Change in Control (as defined) and subsequent termination of her employment by NaviSite other than for Cause (as defined) or by Ms. Gilligan for Good Reason (as defined). On September 11, 2002, the Company sold all of its equity and debt ownership interests in NaviSite to ClearBlue.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission.

Except as described below, and based solely on its review of the copies of such forms received or written representations from certain reporting persons, the Company believes that, during fiscal 2002, its officers, directors and ten-percent stockholders complied with all applicable Section 16(a) filing requirements applicable to such individuals.

Patricia Gilligan, the Chief Executive Officer of NaviSite, Inc., a former subsidiary of the Company, who became an executive officer of the Company on December 18, 2001, filed her Form 3 on April 12, 2002.

Annual Report on Form 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2002, including exhibits, is available without charge upon request from the Company. Requests for copies of the Annual Report on Form 10-K should be sent to the Company’s Office of Investor Relations at CMGI, Inc., 100 Brickstone Square, Andover, Massachusetts 01810.

Other Matters

The Board does not know of any other matter which may come before the Meeting. If any other matters are properly presented to the Meeting, it is the intention of the persons named as proxies in the accompanying proxy card to vote, or otherwise to act, in accordance with their best judgment on such matters.

The Board hopes that stockholders will attend the Meeting. Whether or not you plan to attend, you are urged to sign, date and complete the enclosed proxy card and return it in the accompanying envelope. A prompt response will greatly facilitate arrangements for the Meeting, and your cooperation will be appreciated. Stockholders who attend the Meeting may vote their shares even though they have sent in their proxies.

Proposals of Stockholders for 2003 Annual Meeting

Any proposal that a stockholder of the Company wishes to be considered for inclusion in the Company’s proxy statement and proxy card for the Company’s 2003 Annual Meeting of Stockholders (the “2003 Annual Meeting”) must be submitted to the Secretary of the Company at its offices, 100 Brickstone Square, Andover, Massachusetts 01810, no later than [            ], 2003. In addition, such proposals must comply with the requirements of Rule 14a-8 under the Exchange Act.

If a stockholder of the Company wishes to present a proposal before the 2003 Annual Meeting, but does not wish to have the proposal considered for inclusion in the Company’s proxy statement and proxy card, such stockholder must also give written notice to the Secretary of the Company at the address noted above. The Secretary must receive such notice no later than [            ], 2003. If a stockholder fails to provide timely notice of a proposal to be presented at the 2003 Annual Meeting, the proxies designated by the Board of Directors of the Company will have discretionary authority to vote on any such proposal.

By Order of the Board of Directors,

David S. Wetherell, Secretary

Andover, Massachusetts
November [    ], 2002

Preliminary Copy

Appendix I

FORM OF CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
CMGI, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, CMGI, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That the Board of Directors of the Corporation, on November 15, 2002 pursuant to Sections 141(f) and 242 of the General Corporation Law of the State of Delaware, duly adopted resolutions proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation, as amended, of the Corporation:

RESOLVED:	That the Restated Certificate of Incorporation, as amended, of the Corporation be amended by adding the following sentences at the end of the first paragraph of Article FOURTH thereof:

“That, effective at 5:00 p.m., eastern time, on the filing date of this Certificate of Amendment of Restated Certificate of Incorporation (the “Effective Time”), a [one-for-two to one-for-twenty-five] reverse stock split of the Common Stock shall become effective, such that each [two to twenty-five] shares of Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one share of Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of Common Stock from and after the Effective Time. No fractional shares of Common Stock shall be issued as a result of such reclassification and combination. In lieu of any fractional shares to which the stockholder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair value of the Common Stock as determined by the Board of Directors of the Corporation.”

SECOND: That the stockholders of the Corporation, at the Annual Meeting of Stockholders held on January 14, 2003, duly approved said proposed Certificate of Amendment of Restated Certificate of Incorporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its                      this          day of         , 200    .

CMGI, INC.

By:
Name: Title:

Preliminary Copy

APPENDIX II

CMGI, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 14, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned, having received notice of the Annual Meeting of Stockholders and the Board of Directors’ proxy statement therefor, and revoking all prior proxies, hereby appoint(s) George A. McMillan, Thomas W. Oberdorf and Peter L. Gray, and each of them, attorneys or attorney of the undersigned (with full power of substitution in them and each of them) for and in the name(s) of the undersigned to attend the Annual Meeting of Stockholders of CMGI, INC. (the “Company”) to be held at The Andover Country Club, 60 Canterbury Street, Andover, Massachusetts 01810, on Tuesday, January 14, 2003, at 9:00 a.m. local time, and any adjournments thereof, and there to vote and act upon the following matters proposed by the Company in respect of all shares of stock of the Company which the undersigned may be entitled to vote or act upon, with all the powers the undersigned would possess if personally present. None of the following proposals is conditioned upon the approval of any other proposal.

In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof. The shares represented by this proxy will be voted as directed by the undersigned. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY ELECTION TO OFFICE OR PROPOSAL, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing.

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by authorized officer, giving full title. If a partnership, please sign in partnership name by authorized person, giving full title.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

DETACH CARD	DETACH CARD

Admission Ticket

This is your admission ticket for you and a guest to attend the Annual Meeting of Stockholders to be held on Tuesday, January 14, 2003, at 9:00 a.m. local time at The Andover Country Club, 60 Canterbury Street, Andover, Massachusetts 01810. Please detach and present this ticket and picture identification for admission to the meeting.

Stockholders and guests must have a ticket for admission to the meeting. This ticket is non-transferable.

PLEASE DETACH AND PRESENT THIS TICKET AND PICTURE

IDENTIFICATION FOR ADMISSION TO THE ANNUAL MEETING

☒	PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE

A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES AND A VOTE “FOR” EACH OF PROPOSALS 2 AND 3 ARE RECOMMENDED BY THE BOARD OF DIRECTORS.

1.    To elect the nominees listed at right for Class III Director to serve for the ensuing three years (except as marked below):

For	Withhold	Nominees:	Jonathan Kraft
☐	☐		David S. Wetherell

NOTE: IF YOU DO NOT WISH YOUR SHARES VOTED “FOR” A PARTICULAR NOMINEE, MARK THE “FOR” BOX AND STRIKE A LINE THROUGH THE NAME OF THE NOMINEE IN THE LIST AT RIGHT. YOUR SHARES WILL BE VOTED FOR THE REMAINING NOMINEE.

2.    To authorize the Board of Directors, in its discretion, to amend the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s issued and outstanding shares of Common Stock by a ratio of between 1-for-2 and 1-for-25, inclusive, without further approval or authorization of the Company’s stockholders.

For ☐	Against ☐	Abstain ☐

3.    To ratify the appointment of KPMG LLP as the Company’s independent auditors for the current fiscal year.

For ☐	Against ☐	Abstain ☐

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT THEREOF.

Mark box at right if address change or comment has been noted on the reverse side of this card.	☐

Mark box at right if you plan to attend the Annual Meeting.	☐

Stockholder sign here	Co-owner sign here

Date:	Date:

Note: Please be sure to sign and date this Proxy.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE “FOR” EACH OF THE DIRECTOR NOMINEES AND “FOR” EACH OF PROPOSALS 2 AND 3.

Please date, sign and mail your proxy card back as soon as possible!

Annual Meeting of Stockholders

CMGI, INC.

January 14, 2003

Please Detach and Mail in the Envelope Provided